Exhibit 99.1

NEWS RELEASE

Nabors’ 3Q2012 EPS Equals $0.42 from Continuing Operations,

Excluding a $0.20 per Diluted Share, Non-Cash Ceiling Test Impairment

Hamilton, Bermuda, October 23, 2012 / PRNewswire - FirstCall / Nabors Industries Ltd. (NYSE: NBR) today announced its results for the third quarter and nine months ended September 30, 2012.  Adjusted income derived from operating activities was $225.5 million for the third quarter, compared to $269.3 million in the third quarter of 2011 and $230.4 million in the second quarter of this year.  Excluding the Company’s portion of its NFR affiliate’s third quarter ceiling test impairment, which amounted to a pre-tax charge of approximately $96.3 million, or ($0.20) per diluted share, net income from continuing operations was $123.6 million, or $0.42 per diluted share.  This compares to $132.5 million, or $0.45 per diluted share, in the third quarter of 2011 and $109.7 million, or $0.38 per diluted share, in the second quarter of this year when all non-cash charges are excluded.  Third quarter GAAP net income from continuing operations was $65.8 million, or $0.22 per diluted share, compared to $87.2 million, or $0.30 per diluted share, in the third quarter of 2011 and a net loss of $98.7 million, or ($0.34) per diluted share, in the second quarter of this year.

Operating revenues totaled $1.77 billion in the current quarter, compared to $1.61 billion in the third quarter of last year and $1.74 billion in the second quarter of this year.  For the nine months ended September 30, 2012, adjusted income derived from operating activities was $777.1 million, compared to $654.4 million in 2011.  Net income from continuing operations for the first nine months of 2012 was $422.2 million, or $1.45 per diluted share, compared to $297.9 million, or $1.02 per diluted share, in 2011.  Year-to-date GAAP net income from continuing operations was $109.8 million, or $0.38 per diluted share, compared to $252.6 million or $0.86 per diluted share in 2011.

The quarter’s results reflect the receipt of $25.3 million in contract termination payments in the Company’s US Lower 48 and International operations, of which $6.7 million, or $0.02 per diluted share, would have been received in future periods extending as far as December 2013.  They also reflect a lower effective tax rate, a portion of which (approximately $5.5 million, or $0.02 per diluted share) was attributable to favorable return-to-provision tax adjustments in multiple jurisdictions.

Tony Petrello, Nabors’ Chairman and CEO, commented, “These results reflect improved operational performance in our US land well servicing, International and Canada operations.  Unfortunately, a sharper than anticipated drop in US land drilling activity, the seasonal hurricane pause in the Gulf of Mexico, further seasonal slowing in Alaska, and reduced shipments in Canrig essentially offset those improvements.  Net income also benefitted from a meaningful reduction in our effective tax rate, which we expect to be ongoing.

“The quarterly exit rates in US land drilling activity, along with the seasonal slowdown in well servicing and pressure pumping utilization, signal a significantly weaker fourth quarter followed by a modest uptick in the first quarter with the seasonal improvement in Alaska and Canada.

“Our initiatives to reduce leverage and improve financial flexibility are beginning to yield meaningful results, with third quarter operating cash flow of $495 million exceeding capital expenditures by approximately $247 million.  We also achieved an $80 million reduction in accounts receivable despite a $30 million increase in revenues, primarily attributable to an improvement in DSO (days sales outstanding).  This improvement in cash generation contributed to funding the redemption of $275 million in maturing notes, $120 million in semi-annual interest payments and approximately $250 million in capital expenditures, while effecting a $159 million reduction in net debt during the quarter.  We will continue to diligently manage capital expenditures and working capital and expect to further reduce net debt.  Proceeds from any potential asset sales will accelerate this progress.

“We continue to streamline our business through a conversion from our historical business unit structure into two lines of business, Nabors Completion & Production Services (NCPS) and Nabors Drilling & Rig Services (NDRS).  The consolidation of our US well servicing and pressure pumping operations into NCPS is progressing under a matrix organizational structure.  The NCPS management team has been established down to the local operations level, while the integration of support functions and facilities is ongoing.  The impact of these improvements will become more meaningful over the next few quarters, although it will be obscured by the fourth and first quarter seasonal weakness that characterizes these services, as well as the macro issues discussed below.  As a first step in the formation of our NDRS business line, we recently began the consolidation of our US Offshore and Alaska operations into our US Lower 48 business group.

Drilling & Rig Services

“Sequential operating income for this line of business was essentially flat at $184.6 million, compared to the $186.2 million posted in the second quarter.  Improving results in Canada and International essentially offset the adverse effects of declining activity in US Lower 48 land drilling, slower US Offshore activity during hurricane season, seasonally low activity in Alaska, and reduced shipments in Canrig.  During the quarter, we averaged 13 fewer rigs working at 364 rig years, with the financial effects being substantially offset by a $657 increase in average margins bringing the third quarter average to $12,351 per rig day.  Approximately $200 of this increase was attributable to the portion of the lump sum contract termination payments that represent margins that would have been earned in future periods.

 “Operating income in our US Lower 48 operations was $114.9 million, approximately $11.6 million lower than the second quarter, with a lower average rig count of 193.8 rigs, partially offset by an $852 increase in average margins at $12,030 per rig day.  This included $40 per rig day in early termination margins that are attributable to future periods.  As we anticipated, last quarter our customers reduced second half spending significantly compared to the first half in order to stay within budget in light of reduced cash flows from weaker natural gas and liquids pricing.  This reduction led to third quarter activity declines and will further depress fourth quarter results.  Our rig count declined by 35 rigs in the quarter, with one-half of those rigs concentrated with four large customers who curtailed their programs as contracts expired.  Sixteen of our 35 rigs received early termination payments totaling $16 million in third quarter income, with only $0.7 million of this amount attributable to future periods.  These combined effects caused our rig count to decline disproportionately, as compared to the industry, and it currently stands at 175 rigs on revenue.

“We deployed seven new rigs this quarter, all with long-term contract commitments.  Additionally, we have secured three incremental long-term contract commitments for our new generation PACE®-X rig.  This brings to nine the number of PACE®-X rigs we have yet to deliver through the first half of 2013, all with long-term contracts.  Our new generation PACE®-X rigs represent a step change in pad drilling efficiency and mobility.  Nabors pioneered pad drilling and has developed the PACE®-X rig to more efficiently address the evolving demand for multi-row, multi-well pad configurations.  Customer response to the new offering is encouraging and we expect to attract additional contracts.  There is a significant increase in demand for rigs with pad drilling capability, particularly in the shale plays.  With the delivery of these nine PACE®-X rigs our US Lower 48 operations alone will have 93 pad-capable rigs, with our other drilling operations possessing another 79 pad rigs.

“Looking forward, our customers are indicating a resumption of more normal activity as they initiate their 2013 budgets.  This should improve utilization relative to current levels and possibly moderate pricing pressure, although a number of new rigs continue to enter the market with lower rates and shorter contract durations.

“Operating income in our International operations was $30.3 million, compared to $16.4 million in the second quarter.  This included an early contract termination payment of $8.8 million, of which $6.0 million would have been earned in future periods.  Rig activity was 119.2 rigs, two rigs less than the prior quarter, which saw four rigs temporarily idled in Algeria that should return to work around the end of this year.  Margins improved by nearly $1,340 to $12,299 per rig day, including $547 representing the future portion of the early termination payments.  The absorption of higher labor costs in certain Middle East countries, the temporarily idled Algeria rigs, and the need to perform some deferred contractual rig upgrades will dampen the pace of improvement in this unit for the next several quarters.  Longer term, we remain focused on improving results at a modest pace.

“Our drilling operations in Canada experienced a large increase in income as they emerged from the second quarter, despite a wetter-than-usual start to the third quarter.  Operating income was $22.9 million, compared to a loss of $3.7 million in the second quarter, and $1.3 was million higher than the same quarter last year.  Rig activity increased sequentially by 14 to average 34 rigs operating in the third quarter, while margins improved significantly to average $13,439, an increase of $3,513 per rig day over the second quarter.  As is the case in the US Lower 48, customer cash flow constraints are limiting growth in activity.  Nonetheless, we anticipate our fourth quarter to show moderate improvement and the first quarter to increase modestly again.  We are also deploying a new 1,500 horsepower rig with a pad drilling moving system under a five-year contract for a key customer.

“As anticipated, our US Offshore operations experienced a modest loss in the third quarter as many of our shallow-water customers suspended their work programs for hurricane season.  We anticipate some recovery in the fourth and first quarters, but the shallow-water platform market is still plagued by increased regulatory requirements that are limiting activity.

“In Alaska, results were down seasonally as expected at $4.0 million, compared to second quarter results of $8.9 million and first quarter results of $27.4 million.  This market has become highly seasonal due to the reduced level of year-round drilling work being conducted in the legacy North Slope fields where steeply progressive tax rates limit reinvestment.  We expect the fourth quarter to decline further, but anticipate a sharp rebound in the first quarter with what promises to be another active exploratory drilling season.  There continues to be a high level of optimism that the Alaska legislature will modify the tax structure for operators, which would spur a significant increase in activity over time.  Longer term, a number of strategic projects are planned in new areas where tax incentives are already in place, but these are characterized by long lead times and would likely not commence for another two to three years.

“Our Other Rig Services entities saw lower results as our Alaska trucking and construction businesses slowed seasonally and Canrig experienced a moderate slowdown in rentals and domestic shipments, mirroring other land rig equipment manufacturers.  Although Canrig’s capital equipment backlog has decreased recently, in line with slower North American rig construction, recent international orders are partially offsetting the decrease.

Completion & Production Services

“During the quarter, operating income in our Completion & Production Services business line was $80.0 million, up from the $74.7 million realized in the second quarter.  The majority of this increase came from higher average rates in well servicing, augmented by a small improvement in pressure pumping margins to 13.1 percent, compared to 12.3 percent in second quarter.  We anticipate the usual seasonally lower results in the fourth and first quarters.

“Operating income attributable to the US well servicing and fluids management operations was $32.8 million for the quarter, up $4.2 million compared to the second quarter.  While rig and truck hours were essentially flat to down slightly, higher average rates for both generated most of the increase.  Rates and utilization have flattened and certain markets are becoming increasingly competitive, especially in the fluids management portion of this business.  We expect seasonally lower activity through late first quarter, followed by a resumption of activity as our customers indicate higher spending levels and the population of maintenance-intensive oil wells continues to increase at a robust pace.

“In our Pressure Pumping operations, operating income increased modestly to $47.2 million compared to $46.1 million in the second quarter.   The outlook remains challenging across all regional markets as most of our long-term contract crews are now working at minimum activity levels and spot-market rates remain under pressure.  Some competitors are bidding work at what appears to be near breakeven cash flow levels.  Given the status of the spot market, we recently idled another crew in the Permian basin bringing our number of stacked frac spreads to six.

“Although we may see a small increase in industry utilization in the new year, the amount of excess capacity will likely limit any upside potential for the foreseeable future.  Meanwhile, we continue to focus on cost and efficiency, particularly relating to logistics and storage functions which have been centralized into our corporate procurement and logistics group.  Inventory turns have increased significantly and material costs are improving.

“In summary, the near-term market for most of our services is challenging.  Macro worries are still prevalent, and the lower levels of customer spending and seasonal constraints in North America are adversely affecting all areas of our operations.  While we anticipate some increase in customer spending levels at the beginning of the new year, which will improve utilization moderately, it is not likely to absorb sufficient capacity to restore pricing momentum.  That will come with a more meaningful increase in demand for rigs and other services, which can occur for a number of reasons, with improving gas prices having the greatest impact.

“Nonetheless, we believe our quality asset base, diverse product lines and geography, global infra-structure and talented employee base uniquely position us as opportunities arise, particularly in the expansion of unconventional resource development.  Meanwhile, we will diligently continue to improve our balance sheet quality, streamline our business and achieve higher levels of operational excellence.”

The Nabors companies own and operate approximately 521 land drilling rigs throughout the world and approximately 607 land workover and well servicing rigs in North America.  Nabors’ actively marketed offshore fleet consists of 40 platform rigs, 12 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 805,000 hydraulic horsepower currently in service.  Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services.  Nabors participates in most of the significant oil and gas markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The projections contained in this release reflect management’s estimates as of the date of the release.  Nabors does not undertake to update these forward-looking statements.

For further information, please contact Dennis A. Smith, Director of Corporate Development & Investor Relations, at 281-775-8038. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2012	2011	2012	2012	2011

Revenues and other income:
Operating revenues	$1,766,419	$1,608,504	$1,737,114	$5,393,959	$4,325,714
Earnings (losses) from unconsolidated affiliates	(99,527)	33,723	(134,317)	(302,513)	59,305
Investment income (loss)	7,224	727	5,368	32,844	12,032
Total revenues and other income	1,674,116	1,642,954	1,608,165	5,124,290	4,397,051

Costs and other deductions:
Direct costs	1,136,198	1,019,412	1,123,256	3,444,270	2,687,970
General and administrative expenses	131,887	119,431	133,612	401,845	358,352
Depreciation and amortization	269,597	234,085	261,016	778,234	684,337
Interest expense	63,604	58,060	63,459	189,717	195,781
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	10,263	(11,607)	13,414	21,837	(1,100)
Impairments and other charges	—	98,072	147,503	147,503	98,072
Total costs and other deductions	1,611,549	1,517,453	1,742,260	4,983,406	4,023,412

Income (loss) from continuing operations before income taxes	62,567	125,501	(134,095)	140,884	373,639

Income tax expense (benefit)	(4,001)	37,561	(36,192)	28,851	118,760

Subsidiary preferred stock dividend	750	750	750	2,250	2,250

Income (loss) from continuing operations, net of tax	65,818	87,190	(98,653)	109,783	252,629
Income (loss) from discontinued operations, net of tax	10,826	(12,226)	24,690	26,721	96,545

Net income (loss)	76,644	74,964	(73,963)	136,504	349,174
Less: Net (income) loss attributable to noncontrolling interest	(988)	(708)	1,174	453	355
Net income (loss) attributable to Nabors	$75,656	$74,256	$(72,789)	$136,957	$349,529

Earnings (losses) per share: (1)
Basic from continuing operations	$.22	$.30	$(.34)	$.38	$.88
Basic from discontinued operations	.04	(.04)	.09	.09	.34
Basic	$.26	$.26	$(.25)	$.47	$1.22

Diluted from continuing operations	$.22	$.30	$(.34)	$.38	$.86
Diluted from discontinued operations	.04	(.05)	.09	.09	.33
Diluted	$.26	$.25	$(.25)	$.47	$1.19

Weighted-average number of common shares outstanding: (1)
Basic	290,367	287,487	290,311	289,822	286,971
Diluted	292,501	291,986	290,311	292,290	292,991

Adjusted income (loss) derived from operating activities from continuing operations (2)	$225,529	$269,299	$230,413	$777,128	$654,360

(1)           See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(2)                                  Adjusted income (loss) derived from operating activities is computed by: subtracting direct costs, general and administrative expenses and depreciation and amortization from Operating revenues and then adding Earnings (losses) from unconsolidated affiliates (excluding our proportionate share of full-cost ceiling test writedowns recorded by our oil and gas joint venture).  These amounts should not be used as a substitute for those amounts reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Segment Reporting”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30,	June 30,	December 31,
(In thousands, except ratios)	2012	2012	2011

ASSETS
Current assets:
Cash and short-term investments	$619,563	$455,182	$539,489
Accounts receivable, net	1,529,232	1,607,422	1,576,555
Assets held for sale	404,234	396,413	401,500
Other current assets	580,620	516,153	570,770
Total current assets	3,133,649	2,975,170	3,088,314
Long-term investments and other receivables	5,301	5,452	11,124
Property, plant and equipment, net	8,894,084	8,904,324	8,629,946
Goodwill	472,462	471,913	501,258
Investment in unconsolidated affiliates	70,172	165,003	371,021
Other long-term assets	348,893	321,610	310,477
Total assets	$12,924,561	$12,843,472	$12,912,140

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$389	$275,323	$275,326
Other current liabilities	1,134,277	1,211,198	1,527,236
Total current liabilities	1,134,666	1,486,521	1,802,562
Long-term debt	4,678,896	4,398,452	4,348,490
Other long-term liabilities	1,185,687	1,160,409	1,090,683
Total liabilities	6,999,249	7,045,382	7,241,735

Subsidiary preferred stock (1)	69,188	69,188	69,188

Equity:
Shareholders’ equity	5,843,880	5,718,035	5,587,815
Noncontrolling interest	12,244	10,867	13,402
Total equity	5,856,124	5,728,902	5,601,217
Total liabilities and equity	$12,924,561	$12,843,472	$12,912,140

(1)                                  Represents subsidiary preferred stock from acquisition in September 2010.  75,000 shares of such stock are outstanding and pay quarterly dividends at an annual rate of 4%.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except rig activity)	2012	2011	2012	2012	2011

Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates from continuing operations: (1)
Drilling and Rig Services:
U.S. Lower 48 Land Drilling	$461,860	$430,895	$494,371	$1,451,928	$1,214,447
U.S. Offshore	66,675	46,069	71,978	207,768	116,807
Alaska	27,249	27,027	32,416	121,958	100,678
Canada	135,786	145,587	92,390	420,469	406,004
International	329,245	281,686	304,622	940,332	809,394
Other Rig Services (2)	188,694	190,744	228,614	659,066	462,779
Subtotal Drilling and Rig Services (3)	1,209,509	1,122,008	1,224,391	3,801,521	3,110,109
Completion and Production Services:
U.S. Land Well-servicing	222,034	189,356	214,005	645,740	503,752
Pressure Pumping	381,241	343,723	387,663	1,166,940	867,512
Subtotal Completion and Production Services	603,275	533,079	601,668	1,812,680	1,371,264
Oil and Gas (4)	(98,805)	34,909	(140,434)	(301,801)	56,285
Other reconciling items (5)	(47,087)	(47,769)	(82,828)	(220,954)	(152,639)
Total	$1,666,892	$1,642,227	$1,602,797	$5,091,446	$4,385,019

Adjusted income (loss) derived from operating activities from continuing operations: (1) (6)
Drilling and Rig Services:
U.S. Lower 48 Land Drilling	$114,884	$104,877	$126,532	$372,997	$284,203
U.S. Offshore	(3,650)	2,457	9,924	14,006	(2,579)
Alaska	3,973	3,021	8,895	40,288	22,328
Canada	22,889	21,604	(3,718)	68,458	58,084
International	30,299	29,015	16,401	67,838	100,363
Other Rig Services (2)	16,207	20,175	28,179	74,232	42,465
Subtotal Drilling and Rig Services (3)	184,602	181,149	186,213	637,819	504,864
Completion and Production Services:
U.S. Land Well-servicing	32,766	22,839	28,599	83,253	50,488
Pressure Pumping	47,218	65,052	46,144	158,222	152,655
Subtotal Completion and Production Services	79,984	87,891	74,743	241,475	203,143
Oil and Gas (7)	(2,486)	34,909	5,066	8,230	56,285
Other reconciling items (8)	(36,571)	(34,650)	(35,609)	(110,396)	(109,932)
Total adjusted income (loss) derived from operating activities	$225,529	$269,299	$230,413	$777,128	$654,360

Full-cost ceiling test writedowns	(96,319)	—	(145,500)	(310,031)	—
Interest expense	(63,604)	(58,060)	(63,459)	(189,717)	(195,781)
Investment income (loss)	7,224	727	5,368	32,844	12,032
Gains (losses) on sales and retirements of long-lived assets and other income (expense), net	(10,263)	11,607	(13,414)	(21,837)	1,100
Impairments and other charges	—	(98,072)	(147,503)	(147,503)	(98,072)
Income (loss) from continuing operations before income taxes	$62,567	$125,501	$(134,095)	$140,884	$373,639

Rig activity:
Rig years: (9)
U.S. Lower 48 Land Drilling	193.8	201.8	217.9	210.2	194.7
U.S. Offshore	12.8	10.8	14.0	12.9	9.4
Alaska	4.6	4.7	4.4	5.7	4.8
Canada	34.0	41.8	20.3	34.3	38.0
International (10)	119.2	105.3	120.9	119.3	102.6
Total rig years	364.4	364.4	377.5	382.4	349.5
Rig hours: (11)
U.S. Land Well-servicing	217,675	205,610	220,304	651,005	589,140
Canada Well-servicing	43,849	49,788	35,710	136,603	132,196
Total rig hours	261,524	255,398	256,014	787,608	721,336

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(1)                      All periods present the operating activities of our wholly owned oil and gas business in the United States, Canada and Colombia, including equity interests in Canada and Colombia, as well as our aircraft logistics operations in Canada as discontinued operations.

(2)                      Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction services. These services represent our other companies that are not aggregated into a reportable operating segment.

(3)                      Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $(.7) million, $(1.2) million and $6.1 million for the three months ended September 30, 2012 and 2011 and June 30, 2012, respectively, and $(.7) million and $3.0 million for the nine months ended September 30, 2012 and 2011, respectively.

(4)                      Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $(98.8) million, $34.9 million and $(140.4) million for the three months ended September 30, 2012 and 2011 and June 30, 2012, respectively, and $(301.8) million and $56.3 million for the nine months ended September 30, 2012 and 2011, respectively.

(5)                      Represents the elimination of inter-segment transactions.

(6)                      Adjusted income (loss) derived from operating activities is computed by subtracting direct costs, general and administrative expenses, and depreciation and amortization from Operating revenues and then adding Earnings (losses) from unconsolidated affiliates (excluding our proportionate share of full-cost ceiling test writedowns recorded by our oil and gas joint venture). These amounts should not be used as a substitute for those amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the above table.

(7)                      Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $(2.5) million (excluding $96.3 million, which represents our proportionate share of full-cost ceiling test writedowns recorded by our oil and gas joint venture), $34.9 million and $5.1 million (excluding $145.5 million, which represents our proportionate share of full-cost ceiling test writedowns recorded by our oil and gas joint venture) for the three months ended September 30, 2012 and 2011 and June 30, 2012, respectively, and $8.2 million (excluding $310.0 million, which represents our proportionate share of full-cost ceiling test writedowns recorded by our oil and gas joint venture) and $56.3 million for the nine months ended September 30, 2012 and 2011, respectively.

(8)                      Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(9)                      Excludes well-servicing rigs, which are measured in rig hours.  Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates.  Rig years represent a measure of the number of equivalent rigs operating during a given period.  For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(10)                International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates, which totaled 2.5 years, 2.0 years, and 2.5 years during each of the three months ended September 30, 2012 and 2011 and June 30, 2012, respectively, and 2.5 years and 2.0 years during the nine months ended September 30, 2012 and 2011, respectively.

(11)                Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

COMPUTATION OF EARNINGS (LOSSES) PER SHARE

(Unaudited)

A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2012	2011	2012	2012	2011

Net income (loss) attributable to Nabors (numerator):
Income (loss) from continuing operations, net of tax	$65,818	$87,190	$(98,653)	$109,783	$252,629
Less: net (income) loss attributable to noncontrolling interest	(988)	(708)	1,174	453	355
Adjusted income (loss) from continuing operations, net of tax - basic	$64,830	$86,482	$(97,479)	$110,236	$252,984
Add interest expense on assumed conversion of our 0.94% senior exchangeable notes due 2011, net of tax (1)	—	—	—	—	—

Adjusted income (loss) from continuing operations, net of tax - diluted	$64,830	$86,482	$(97,479)	$110,236	$252,984
Income (loss) from discontinued operations, net of tax	10,826	(12,226)	24,690	26,721	96,545
Adjusted net income (loss) attributable to Nabors	$75,656	$74,256	$(72,789)	$136,957	$349,529

Earnings (losses) per share:
Basic from continuing operations	$.22	$.30	$(.34)	$.38	$.88
Basic from discontinued operations	.04	(.04)	.09	.09	.34
Total Basic	$.26	$.26	$(.25)	$.47	$1.22

Diluted from continuing operations	$.22	$.30	$(.34)	$.38	$.86
Diluted from discontinued operations	.04	(.05)	.09	.09	.33
Total Diluted	$.26	$.25	$(.25)	$.47	$1.19

Shares (denominator):
Weighted-average number of shares outstanding-basic	290,367	287,487	290,311	289,822	286,971
Net effect of dilutive stock options, warrants and restricted stock awards based on the if-converted method	2,134	4,499	—	2,468	6,020
Assumed conversion of our 0.94% senior exchangeable notes due 2011 (1)	—	—	—	—	—
Weighted-average number of shares outstanding - diluted	292,501	291,986	290,311	292,290	292,991

(1) At maturity in May 2011, we redeemed the remaining aggregate principal amount of $1.4 billion of our 0.94% senior exchangeable notes. Prior to maturity, we had purchased $1.4 billion par value of these notes in the open market for cash of $1.2 billion.

For all periods presented, the computation of diluted earnings (losses) per share excluded outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share in the future were 15,010,906 and 10,271,673 shares during the three months ended September 30, 2012 and 2011, respectively; and 17,635,173 shares during the three months ended June 30, 2012; and 13,934,259 and 7,678,536 shares during the nine months ended September 30, 2012 and 2011, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants are included in our diluted earnings (losses) per share computation using the if-converted method of accounting.  Restricted stock will be included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because such stock is considered a participating security.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) ITEMS EXCLUDING CERTAIN NON-CASH CHARGES
AND OTHER NON-OPERATIONAL ITEMS (NON-GAAP)

(Unaudited)

		Charges and Non-Operational	As adjusted
(In thousands, except per share amounts)	Actuals	Items	(Non-GAAP)

2012:

	Three Months Ended September 30, 2012

Income (loss) from continuing operations, net of tax	$65,818	$(57,791)	$123,609
Diluted earnings (losses) per share from continuing operations	$0.22	$(0.20)	$0.42

	Nine Months Ended September 30, 2012

Income (loss) from continuing operations, net of tax	$109,783	$(312,445)	$422,228
Diluted earnings (losses) per share from continuing operations	$0.38	$(1.07)	$1.45

	Three Months Ended June 30, 2012

Income (loss) from continuing operations, net of tax	$(98,653)	$(208,359)	$109,706
Diluted earnings (losses) per share from continuing operations	$(0.34)	$(0.72)	$0.38

2011:

	Three Months Ended September 30, 2011

Income (loss) from continuing operations, net of tax	$87,190	$(45,266)	$132,456
Diluted earnings (losses) per share from continuing operations	$0.30	$(0.15)	$0.45

	Nine Months Ended September 30, 2011

Income (loss) from continuing operations, net of tax	$252,629	$(45,266)	$297,895
Diluted earnings (losses) per share from continuing operations	$0.86	$(0.16)	$1.02

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SCHEDULE OF NON-CASH CHARGES AND OTHER NON-OPERATIONAL ITEMS (NON-GAAP)

(Unaudited)

	Three Months Ended						Nine Months Ended
	September 30,				June 30,		September 30,
		Per Diluted		Per Diluted		Per Diluted		Per Diluted		Per Diluted
(In thousands, except per share amounts)	2012	Share	2011	Share	2012	Share	2012	Share	2011	Share

Full-cost ceiling test writedowns (1)	$96,319	$.20	$—	$—	$145,500	$.35	$310,031	$.70	$—	$—
Bargain purchase gain by oil and gas joint venture (2)	—	—	(27,229)	(.06)	—	—	—	—	(27,229)	(.05)
Asset retirements (3)	—	—	98,072.23		46,264.10		46,264.10		98,072.23
Goodwill impairment (4)	—	—	—	—	26,279.09		26,279.09		—	—
Intangible asset impairment (5)	—	—	—	—	74,960.18		74,960.18		—	—
Gain on acquisition of equity method investment (6)	—	—	(12,178)	(.02)	—	—	—	—	(12,178)	(.02)
Total Adjustments before tax	96,319		58,665		293,003		457,534		58,665

Income Tax Effect of Adjustments	(38,528)		(13,399)		(84,644)		(145,089)		(13,399)

Total Adjustments, net of tax	$57,791	$.20	$45,266	$.15	$208,359	$.72	$312,445	$1.07	$45,266	$.16

Weighted-average number of shares outstanding - diluted	292,501		291,986		292,411		292,290		292,991

(1)             Represents the impact of our proportionate share of our oil and gas joint venture’s full-cost ceiling test writedowns for the three and nine months ended September 30, 2012 and the three months ended June 30, 2012, respectively.

(2)             Represents our proportionate share of a bargain purchase gain recorded by our oil and gas joint venture during the third quarter of 2011 related to the closing of an acquisition.  This gain was deemed necessary because the estimated fair value of the assets acquired exceeded the purchase price.

(3)             Represents the impact of the decommissioning and retirement of various rigs, trucks and other assets across our business segments. These assets have been deemed to be functionally or economically non-competitive for today’s market and are being dismantled for parts and scrap.

(4)             Represents goodwill impairment in our International and U.S. Offshore business segments.

(5)             Represents the write-off of the intangible asset associated with the Superior Well Services, Inc. trade name.

(6)             We acquired the remaining 50% equity interest in Peak Oilfield Services (Peak), which we had previously accounted for under the equity method of accounting.  We consolidated the assets and liabilities of Peak during the third quarter of 2011 and recorded a gain, which reflects the excess of the estimated fair value of the assets and liabilities over the net carrying value of our equity investment.

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